Exhibit 11

                         THE STRIDE RITE CORPORATION
                      COMPUTATION OF PER SHARE EARNINGS
                     (In Thousands except Per Share Data)


                                         Three Months Ended   Six Months Ended
                                         May 29,     May 30,  May 29,   May 30,
                                          1998        1997     1998      1997
                                         -------     -------  -------   -------

Net income applicable to common
   shares                                $ 9,596    $ 7,077   $13,997   $11,197
                                         =======    =======   =======    ======

Calculation of shares:

     Weighted average number of
     common shares outstanding (basic)    47,275     48,775    47,282    49,184

     Common shares attributable to
     assumed exercise of dilutive
     stock optionsand stock
     purchase rights using the
     treasury stock method                   380        507       329       407
                                          ------     ------    ------    ------

Average common shares and common
   equivalents outstanding during
   the period (diluted)                   47,655     49,282    47,611    49,591
                                          ======     ======    ======    ======

Net income per common share
 (basic)                                 $   .20    $   .15   $   .30   $   .23
                                         =======     ======   =======    ======

Net income per common share
 (diluted)                               $   .20    $   .14   $   .29   $   .22
                                         =======    =======   =======   =======